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                                                                    EXHIBIT 23.2

    NOTICE OF CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP audited the financial statements for and as of the years ended December 31, 2001 and 2000. These financial statements are incorporated by reference into the following registration statements under the Securities Act of 1933, as amended (the "1933 Act"): Nos. 333-08575, 333-14745, 000-20710,
333-53000, 333-62356, 333-65857, 333-75199, 333-77911, 333-84641, 333-86103,
333-91111, 333-38364, 333-44224, 333-46998, 333-47000, 333-64424 and 333-64426.

After reasonable efforts, the Company has not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated January 29, 2002 into our registration statements under the 1933 Act. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen LLP under Section 11 of the 1933 Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen's LLP provision of auditing and other services to the Company) may be limited.